UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 28, 2008
WHITE ELECTRONIC DESIGNS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4817	35-0905052

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 E. University Drive, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)
(602) 437-1520
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On March 28, 2008, the Board of Directors (the “Board”) of White Electronic Designs Corporation (the “Company”) authorized the disposal of the Interface Electronic Division (“IED”) and the commercial microelectronic product lines. This decision by the Board resulted from an effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development.
The Board delegated to the Chairman, President and Chief Executive Officer of the Company, Hamid Shokrgozar, the authority to proceed with the negotiation of specific terms and conditions of any sale proposal related to the assets of IED and the Commercial Microelectronic product lines. The Company expects to complete the disposal within the next twelve months.
The Company expects to record costs related to these discontinued operations, but is still in the process of determining such charges and is not able, in good faith, to make a determination of an estimate or range of estimates of amounts to be incurred. The Company will file one or more amendments to this Form 8-K, as necessary, after it makes a determination of such amounts.
The Company issued a press release concerning this disposal plan, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06	Material Impairments.
          With respect to the items discussed in Item 2.05 above, the Company and its auditors may conclude that one or more material charges for impairment to the Company’s assets is required under generally accepted accounting principles. The Company will file one or more amendments to this Form 8-K, as necessary, to provide an estimate of the amount or range of amounts of any such impairment charges after it has been determined.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release entitled “White Electronic Designs Corporation Announces Decision to Dispose of its Interface Electronics and Commercial Microelectronics Product Lines”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION
Date: April 2, 2008	By:	/s/ Hamid R. Shokrgozar
Hamid R. Shokrgozar
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled “White Electronic Designs Corporation Announces Decision to Dispose of its Interface Electronics and Commercial Microelectronics Product Lines”